Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Julie Blunden

SunPower Corp.

408-240-5577

Susan DeVico

SunPower Corp.

510-339-1527

SunPower Closes PowerLight Acquisition

SunPower to Announce Fourth-Quarter, Year-end 2006 Results on January 25, 2007

SAN JOSE, Calif., January 10, 2007 – SunPower Corporation (NASDAQ: SPWR), a Silicon Valley-based manufacturer of the world’s highest-efficiency, commercially available solar cells and solar panels, today announced the closing of its acquisition of PowerLight Corp., a privately owned solar power systems provider based in Berkeley, Calif.

The PowerLight acquisition is expected to be immediately accretive to SunPower’s non-GAAP earnings.1 PowerLight is a leading global provider of large-scale solar power systems, delivering over a decade of experience and financial value to commercial, public sector, utility and residential customers. PowerLight has designed and deployed hundreds of large-scale solar systems with a total capacity of more than 100 megawatts. SunPower intends to file a registration statement with the United States Securities and Exchange Commission to register the shares of SunPower’s common stock issued in connection with the acquisition for resale by PowerLight shareholders.

SunPower will be hosting a conference call to discuss fourth-quarter and year-end 2006 results, PowerLight 2006 results and guidance for the combined company at 10:30 a.m. Pacific Standard Time on Thursday, January 25, 2007 which can be accessed by dialing +1-517-623-4618, passcode SunPower. The event will also be broadcast over the Internet and can be accessed through SunPower’s web site at http://investors.sunpowercorp.com/. The webcast will be archived for two weeks following the event. Full text of the press release and supplemental financial information will be made available on the SunPower web site at http://investors.sunpowercorp.com/ on the morning of the conference call.

[1]	The PowerLight acquisition is expected to be dilutive to SunPower’s GAAP earnings until 2009 as a result of amortization charges from intangible assets and stock-based compensation.

“With the acquisition of PowerLight, SunPower seeks to offer our investors accelerated revenue growth and market diversification as we deliver faster solar system innovation to our customers,” said Tom Werner, SunPower CEO. “Together, we plan to reduce the installed cost of a solar system by half over the next five years. When we achieve that goal, we believe our solar systems will produce power that can compete with retail electric rates and become a mainstream energy resource. Radically simplifying and improving the customer experience is a crucial step to reducing solar power costs. The downstream or customer delivery portion of the value chain represents up to 50 percent of today’s installed solar system cost. We believe that we can accelerate downstream efficiency gains by combining the technology portfolios, supply chains, product development expertise and services of our two companies.”

As specified in the merger agreement, the total consideration for the acquisition is $265 million plus stock-based employee retention amounts totaling $67.5 million which vest over two to four years. The aggregate consideration consists of approximately $130.0 million in cash and $202.5 million in stock and is expected to result in a tax-free merger for PowerLight’s shareholders. The stock portion of the purchase consideration is subject to final determination for accounting purposes and is likely to be higher than the amounts specified above based on the Company’s recent stock price.

PowerLight is a wholly-owned subsidiary of SunPower. In the U.S., Germany, Spain, Portugal, Italy, and Korea, PowerLight designs, develops, operates and maintains solar electric power plants ranging from one megawatt to more than 10 megawatts, including two of the world’s largest solar electric power plants. In North America, PowerLight is a leading integrator of large, multi-hundred-kilowatt commercial rooftop and ground-mounted solar power plants in California, New Jersey, Nevada, and Hawaii. PowerLight’s SunTile® integrates SunPower’s high-efficiency solar cells directly into roofing material as part of a complete residential solar system solution selected by more than a dozen leading production homebuilders in California. SunPower now has 1,600 employees in ten sales offices and four manufacturing locations worldwide.

About SunPower

SunPower Corp. (NASDAQ: SPWR) designs, manufactures and markets high-performance solar electric technology worldwide. SunPower’s high-efficiency solar cells and panels generate up to 50 percent more power per unit area than conventional solar technologies and have a uniquely attractive, all-black appearance. SunPower’s PowerLight subsidiary is a leading global provider of large-scale solar power systems, with over 100 megawatts installed. For more information on SunPower please visit the SunPower website at www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

Forward Looking Statement

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that do not represent historical facts. We use words such as “believes,” “plans” and “expects” and similar expressions to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements related to the benefits of the proposed transaction between SunPower and PowerLight; our plans and expectations for financial performance, including the accretive or dilutive nature of the transaction and the projected increase in revenue growth as a result of the acquisition, our ability to meet our long term financial model; and the development and future cost structure of the solar power industry, including our ability to reduce the installed cost of a solar system in half over the next five years or to compete with retail electric rates in the future. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, risks and uncertainties that could cause actual results to differ include difficulties encountered in integrating the merged businesses; the possibility that expected synergies and cost savings will not be obtained; the uncertainty of business and economic conditions and growth trends in the solar power industry; our ability to obtain adequate supply of polysilicon and silicon ingots to manufacture our products and the price we pay for such material, our ability to ramp new production lines, our ability to realize expected manufacturing efficiencies, the possibility of production difficulties, the risk of continuation of supply of products and components from suppliers to PowerLight, including competitors of SunPower, and the continuation of existing large-scale PowerLight customer projects. These and other risk factors are contained in documents that the company files with the SEC, including the Form 10-K for fiscal 2005 and its recent 10-Qs, as well as filings we make with regard to the PowerLight transaction and PowerLight. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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SunPower is a registered trademark of SunPower Corp. PowerLight is a registered trademark of PowerLight Corp. Cypress is a registered trademark of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.